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                                                                    EXHIBIT 10.1




                                                 October 25, 1996


Mr. Henry S. Belden, IV
5200 Stoneham Road
North Canton, OH  44720

Dear Mr. Belden:

                  This letter (the "Agreement") will amend and restate the agreement between you and Belden & Blake Corporation (the "Company"), originally effective October 1, 1991. The effective date of this amendment and restatement is October 1, 1996.

         1. EMPLOYMENT. The Company will employ you and you agree to serve as its Chairman and Chief Executive Officer on a continuing basis but in no event for a period shorter than five years nor longer than the period ending on the sixty-fifth (65th) anniversary of your birth. On each October 1, commencing October 1, 1997, this agreement will be automatically extended for an additional one year so that it will continue to be in effect for five years from the date of such extension unless either you or the Company give to the other written notice of termination at least six (6) months prior to the anniversary of your employment in which event this Agreement will terminate at the expiration of the five year term then in effect. You will receive an annual salary of not less than $322,500.00, payable in equal bi-weekly installments. Your base salary will be reviewed annually by the Company's compensation committee. You will participate in all incentive compensation and benefit plans hereafter offered by the Company to its senior executives.

         2. DUTIES DURING EMPLOYMENT. During your employment by the Company, you will devote your best efforts and substantially all of your business time and attention to the Company's affairs, including those of subsidiary and affiliated companies, except that you may be a director of other non-competitive companies as you and the Company may agree. You shall have such duties and responsibilities as are customary for the chief executive officer of companies similar in size and character to the Company and as shall be determined and assigned to you by the Board of Directors of the Company.

         3. BONUSES DURING EMPLOYMENT. In addition to your annual base salary, the Company shall pay you such bonuses as the Board of Directors of the Company may, in its discretion, deem appropriate and commensurate with your performance and that of the Company.





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Mr. Henry S. Belden, IV
October 25, 1996
Page 2




         4. HEALTH AND OTHER FRINGE BENEFITS DURING EMPLOYMENT. During the term of your employment, in addition to the payments provided herein, you may participate in such other fringe benefit plans or programs as the Company may from time to time sponsor, provided that you meet the participation and eligibility requirements thereof.

         5. LIABILITY INSURANCE DURING EMPLOYMENT. During the term of your employment hereunder, the Company shall provide to you director and officer liability insurance coverage with coverage limits not less than that provided to directors and officers of companies similar in size and character to the Company. In addition, the Company shall provide you indemnification from liability and costs of defense relating to your service as a director and officer to the maximum extent permitted under the General Corporation Law of the State of Ohio.

         6. TERMINATION OF EMPLOYMENT UPON DEATH, DISABILITY OR FOR CAUSE. Notwithstanding any other provision of this Agreement, your employment with the Company will terminate in the event of your death or in the event of your total and permanent disability which shall be defined as a disability which shall qualify you for long term total and permanent disability benefits under the Company's disability insurance policy. The Company shall provide and keep in force a policy of insurance to provide disability benefits to you equivalent to that provided to senior executives of companies similar in size and character to the Company. Your employment may be terminated by the Company immediately and without any liability to you whatever if such termination shall occur for "cause". For purposes of this Agreement, termination shall be deemed to have been for "cause" only if based on the fact that you have committed any of the following acts and such has been materially harmful to the Company:

         (a) An act of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in substantial personal gain to you at the expense of the Company; or

         (b) You have failed to devote a substantial portion of your business time (that is time after giving effect to illness, vacations and other customary absences) during normal business hours to the business and affairs of the Company.






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Mr. Henry S. Belden, IV
October 25, 1996
Page 3




         7. RIGHT TO TERMINATE EMPLOYMENT AND SEVERANCE BENEFITS.
Notwithstanding any other provisions of this Agreement, you shall have the right to terminate your employment with the Company and receive the severance benefits identified in this Section without further obligation on your part to the Company in the event of the occurrence of any of the following:

         (a) The Board of Directors of the Company fails to re-elect you to the offices of Chairman and Chief Executive Officer of the Company at any time during the term hereof in which case you may treat such failure as a termination of your employment by the Company other than for "cause".

         (b) A change of more than fifty (50) miles has occurred in the location of the Company's principal office without your consent requiring you to move.

         (c) A good faith determination by you that there has occurred a substantial and adverse change in the conditions of your employment or a significant reduction in your compensation or other employee benefits in excess of any such reductions made effective for key executives of the Company generally.

                  In the event of the occurrence of any one or more of the foregoing events and your election to terminate your employment with the Company as a result thereof, the Company shall pay you in a lump sum an amount equal to five (5) times the compensation paid to you by the Company during the calendar year preceding your termination of employment. For purposes hereof, your compensation shall include all compensation includable in gross income for federal income tax purposes as required to be reported by the Company on Internal Revenue Service Form W-2. You shall not be required to mitigate damages or the amount of such payment or to seek employment elsewhere.

         8. TERMINATION OF EMPLOYMENT AND SEVERANCE COMPENSATION FOLLOWING A CHANGE IN CONTROL.

         (a) If, following the occurrence of a Change in Control (defined below), the Company terminates your employment during the Severance Period (defined below) other than for "cause" as described in Section 6, (i) the Company shall pay you in a lump sum an amount equal to five (5) times the compensation paid to you by the Company during the calendar year preceding your termination of




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Mr. Henry S. Belden, IV
October 25, 1996
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                  employment, as such amount is determined under Section 7, (ii)
                  for a period of three (3) years following your termination of employment, the Company will arrange to provide you with health care coverage substantially similar to the coverage provided to you immediately prior to your termination of employment, and (iii) all outstanding stock options granted under the Company's Stock Option Plan shall immediately vest. If the continued health coverage under clause (ii) of this Subsection is provided through participation in the Company's group health plan, then following such period of continued health care coverage, you will be eligible to elect to continue, for yourself and your eligible dependents, health benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         (b) For the purposes of this Section, the term "Change in Control" means the occurrence during the term of this Agreement of any of the following events:

                  (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding voting stock of the corporation or person surviving such merger, consolidation or reorganization, immediately after such transaction, are beneficially held, directly or indirectly, in the aggregate by the beneficial holders of voting stock of the Company immediately prior to such transaction;

                  (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding voting stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer;






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Mr. Henry S. Belden, IV
October 25, 1996
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            (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                  Act) of securities representing 25% or more of the combined voting power of the then-outstanding voting stock of the Company;

             (iv) The Company files a report or proxy statement with the
                  Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

              (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this clause each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

         Notwithstanding the foregoing provisions of clause (iii) or clause (iv) of this Section, unless otherwise determined in a specific case by majority vote of the board of directors of the Company, a "Change in Control" shall not be deemed to have occurred for purposes of clause
         (iii) or clause (iv) of this Section solely because (A) the Company,
         (B) a subsidiary, (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary, (D) any person or group of which employees of the Company or a subsidiary control a greater




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Mr. Henry S. Belden, IV
October 25, 1996
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         than 25% interest unless the board of directors of the Company determines that such person or group is making a "hostile acquisition", or (E) any person or group of which you are an affiliate either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock, whether in excess of 25% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

         (c) For purposes of this Section, the term "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control
                  (ii) your death, or (iii) your attainment of age 65; PROVIDED, HOWEVER, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either you or the Company has given written notice to the other that the Severance Period is not to be so extended.

         (d) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control during the term of your employment pursuant to Section 1, you may terminate employment with the Company and any subsidiary for any reason, or without reason, with the right to severance compensation as provided in Subsection (a) of this Section.

         9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any payment of distribution by the Company or any of its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the




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Mr. Henry S. Belden, IV
October 25, 1996
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Internal Revenue Code of 1986, as amended (the "Code") by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to
(a) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a). The Gross-Up Payment shall be in an amount such that, after you pay all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         10. OTHER BENEFITS. If your employment is terminated pursuant to
Section 8, the Company, at its sole expense for a period of up to three (3) years following the date of your termination of employment, shall provide you with up to 1,200 square feet of usable office space at a location you select, including rent, utilities and escalation, but not in the Company's home office building. The office space shall be furnished with your current office furniture and shall be equipped with other reasonable furnishings, including computer, telephone and photocopy equipment and shall be staffed by a full-time salaried qualified executive secretary with appropriate fringe benefits. Ownership of the furnishings and equipment or leasehold interests therein owned or leased and furnished by the Company shall be retained by the Company and at the end of the three (3) year period possession thereof shall be delivered to the Company. The Company shall pay all other operating expenses of the office including, without limitation, the cost of telephone service. You may at any time deliver possession of this office space and the furnishings to the Company, at which time the Company's obligations under this Section shall cease.

         11. LEGAL FEES AND EXPENSES. It is the intent of the Company that you not be required to incur the expenses associated with the enforcement of your rights under this Agreement by litigation or other legal action because the cost and expense




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Mr. Henry S. Belden, IV
October 25, 1996
Page 8




thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company as hereafter provided, to represent you in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Company agrees with you that a confidential relationship shall exist between you and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses you incur as a result of the Company's failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

         12. SECURITY FOR PAYMENT. To ensure that you can enforce the provisions of this Agreement, two agreements ("Trust Agreement" and "Trust Agreement No. 2"; collectively, the "Trusts") will be established between the Company and a trustee appointed by the Company (the "Trustee"). The Trust Agreement sets forth the terms and conditions relating to payment from the Trust Agreement of the amounts and the other benefits provided pursuant to this Agreement and owed by the Company and Trust Agreement No. 2 sets forth the terms and conditions relating to payment from Trust Agreement No. 2 of attorneys' and related fees and expenses pursuant to Section 11 owed by the Company. You shall make demand on the Company for any payments due you pursuant to Section 11 prior to making demand therefor on the Trustee under Trust Agreement No. 2. Payments by such Trustee shall discharge the Company's liability under Section 11 only to the extent that trust assets are used to satisfy such liability.






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Mr. Henry S. Belden, IV
October 25, 1996
Page 9




         13. OBLIGATION OF THE COMPANY TO FUND TRUSTS. Upon the earlier to occur of (a) a Change in Control that involves a transaction that was not approved by the board of directors of the Company (the "Board"), and was not recommended to the Company's shareholders by the Board, (b) a declaration by the Board that the Trusts should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (c) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:

              (i) transfer to the Trustee to be added to the principal of the trust under the Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the payment provided for under Section 7 or Section 8 and other benefits provided hereunder which could become payable to you; PROVIDED, HOWEVER, that the Company shall not be required to transfer, in the aggregate, to the trust under the Trust Agreement a sum in excess of $12,000,000. Any payment by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company's obligation to pay the payment provided for under Section 7 or Section 8 and other benefits provided hereunder which become payable to you, it being the intent of the Company that assets in such Trust be held as security for the Company's obligation to pay the payment provided for under Section 7 or Section 8 and other benefits provided hereunder; and

             (ii) transfer to the Trustee to be added to the principal of the trust under Trust Agreement No. 2 the sum of $250,000. Any payments of attorneys' and related fees and expenses, which are the obligation of the Company under Section 11, by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge the Company's obligation hereunder, it being the intent of the Company that such assets in such Trust be held as security for the Company's obligation under Section 11.

         14. SUCCESSOR AND BINDING AGREEMENT. Your rights under this agreement shall inure to the benefit of your executors, administrators, personal representatives and assigns in the event of your death. This agreement shall be binding upon and inure to




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Mr. Henry S. Belden, IV
October 25, 1996
Page 10




the benefit of the Company and any successor of the Company, including, without limitation, any person, firm or corporation acquiring directly or indirectly all or substantially all the assets or capital stock of the Company (and such successor shall thereafter be deemed the "Company" for the purpose of this agreement).

         15. AUTOMOBILE. During the term of your employment, the Company shall provide to you biennially, a new passenger automobile suitable to the performance of your duties and appropriate to your office.

         16. NON-COMPETITION. During the term of your employment with the Company and for a period of two years thereafter, you will refrain from engaging in a competing business without having first obtained the written consent of the Company. For the purpose of this Agreement, you will be considered to be "engaging in a competing business" if you participate in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amount to 10% of the Company's net sales for its most recently completed fiscal year. Notwithstanding the foregoing, for the purposes of this Agreement, "engaging in a competing business" will not include (a) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, (b) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise or (c) exploration of or the production from properties or interests you own.

         17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in




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Mr. Henry S. Belden, IV
October 25, 1996
Page 11




fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

         18. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

         19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         20. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         22. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         23. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.







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Mr. Henry S. Belden, IV
October 25, 1996
Page 12



                  In order to formalize this amendment and restatement of the agreement between you and the Company expressed in this letter, please sign and return the enclosed copy of this letter.

                                            Very truly yours,

                                            BELDEN & BLAKE CORPORATION


                                            By: /s/ M. L. Mardick
                                                ----------------------------
Agreed:




/s/ Henry S. Belden
    ----------------------------
    Henry S. Belden, IV